Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Cheer Holding, Inc. (the “Company”) of our report dated March 20, 2026, relating to the consolidated balance sheets of the Company as of December 31, 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2024 and 2025, which report appears in the annual report on Form 20-F of the Company for the year ended December 31, 2025.

Very truly yours,

/s/ Enrome LLP
Enrome LLP
Singapore
July 20, 2026